UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	OCTOBER 4, 2005

NORTEL NETWORKS CORPORATION

(Exact name of registrant as specified in its charter)

CANADA (State or other jurisdiction of incorporation)	001-07260 (Commission File Number)	NOT APPLICABLE (IRS Employer Identification No.)

8200 DIXIE ROAD, SUITE 100, BRAMPTON, ONTARIO, CANADA (Address of principal executive offices)		L6T 5P6 (Zip Code)

Registrant’s telephone number, including area code	905-863-0000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry into a Material Definitive Agreement

On October 4, 2005, the registrant entered into a letter agreement (the “Agreement”) with Stephen C. Pusey, Executive Vice-President and President, Eurasia of the registrant and Nortel Networks Limited (“NNL”), in support of his continued employment, providing for the payment to Mr. Pusey of a bonus of £525,000 (the “Special Bonus”) in the event he remains with the registrant and NNL for a defined two-year period. The Special Bonus will be paid in two equal installments, the first of which will be paid within thirty (30) days of August 1, 2006 and the second of which will be paid within (30) days of August 1, 2007. In addition to the satisfaction of certain performance and other requirements upon which the payment of the Special Bonus is conditional, the two installments will only be paid if Mr. Pusey remains in active employment from August 1, 2005 through July 31, 2006 (in the case of the first installment) and from August 1, 2005 through July 31, 2007 (in the case of the second installment). A pro rata portion of the Special Bonus, calculated based on the number of days of active service during the two-year retention period, will be paid in certain situations where Mr. Pusey’s employment is terminated involuntarily without cause or due to death or if an approved leave of absence occurs.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTEL NETWORKS CORPORATION
By:	/s/ Gordon A. Davies
Gordon A. Davies
General Counsel – Corporate and Corporate Secretary

By:	/s/ William J. Donovan
William J. Donovan
Senior Vice-President, Human Resources

Dated: October 5, 2005